Exhibit 33.1

Management Assessment of Compliance with Applicable Servicing Criteria

1.	CitiMortgage, Inc. (the “Servicer”) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission, as set forth in Exhibit A hereto, in connection with the servicing of first lien residential mortgage loans for which the Servicer performs a particular servicing function pursuant to a servicing agreement with a third party, except for (a) Freddie Mac, Fannie Mae, and Ginnie Mae residential mortgage loan securitizations unless part of a special bond program and (b) loans held for its own portfolio, utilizing the Citilink system (the “Platform”) as of and for the year ended December 31, 2014;

2.	The Servicer has engaged certain vendors (the “Vendors”) to perform specific, limited or scripted activities as of and for the year ended December 31, 2014. As set forth in Exhibit A hereto, the Servicer’s management has determined that these Vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Servicer’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each Vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, management has asserted that it has policies and procedures in place designed to provide reasonable assurance that the Vendors’ activities comply in all material respects with the servicing criteria applicable to each Vendor. The Servicer’s management is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the Vendors and related criteria;

3.	Except as set forth in paragraph 4 below, the Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria as of and for the year ended December 31, 2014;

4.	The criteria listed as Inapplicable Servicing Criteria on Exhibit A hereto are inapplicable to the Servicer based on the activities it performs with respect to asset-backed securities transactions involving the Platform;

5.	The Servicer has complied, in all material respects, with the applicable servicing criteria as of and for the year ended December 31, 2014, except as described on Exhibit B hereto;

6.	The Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of and for the year ended December 31, 2014;

7.	The Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of and for the year ended December 31, 2014; and

8.	KPMG LLP, an independent registered public accounting firm, has issued an attestation report on the Servicer’s assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2014.

February 26, 2015

By:	/s/ Anthony Renzi
Name:	Anthony Renzi
Title:	Senior Vice President, CitiMortgage, Inc. Senior Officer in Charge of Servicing

Exhibit A - Citilink Platform

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by CitiMortgage, Inc.	Performed by Vendor(s) for which CitiMortgage, Inc. is the Responsible Party	Performed by subservicer(s) or vendor(s) for which CitiMortgage, Inc. is NOT the Responsible Party	NOT performed by CitiMortgage, Inc. or by subservicer(s) or vendor(s) retained by CitiMortgage, Inc.
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the loans are maintained.				X
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	X

Cash Collection and Administration
1122(d)(2)(i)	Payments on loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Xi	Xii
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Xiii	Xiv		Xv
1122(d)(2)(iii)	Advances of funds or guarantors regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	X
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by CitiMortgage, Inc.	Performed by Vendor(s) for which CitiMortgage, Inc. is the Responsible Party	Performed by subservicer(s) or vendor(s) for which CitiMortgage, Inc. is NOT the Responsible Party	NOT performed by CitiMortgage, Inc. or by subservicer(s) or vendor(s) retained by CitiMortgage, Inc.
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset- backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X

Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of loans serviced by the Servicer.	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on loans is maintained as required by the transaction agreements or related mortgage loan documents.	Xvi			Xvii
1122(d)(4)(ii)	Loans and related documents are safeguarded as required by the transaction agreements	Xviii			Xix
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)	Payments on loans, including any payoffs, made in accordance with the related loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related loan documents.	Xx	Xxi
1122(d)(4)(v)	The Servicer’s records regarding the loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X

	SERVICING CRITERIA	APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by CitiMortgage, Inc.	Performed by Vendor(s) for which CitiMortgage, Inc. is the Responsible Party	Performed by subservicer(s) or vendor(s) for which CitiMortgage, Inc. is NOT the Responsible Party	NOT performed by CitiMortgage, Inc. or by subservicer(s) or vendor(s) retained by CitiMortgage, Inc.
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for loans with variable rates are computed based on the related loan documents.	X
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related loan, or such other number of days specified in the transaction agreements.	Xxii	Xxiii
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Xxiv	Xxv
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Xxvi	Xxvii
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.	Xxviii	Xxix
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X

Footnotes to Exhibit A Servicing Criteria

i.	The Servicer performs all of the criterion 1122(d)(2)(i) except for the lockbox, payoff, and exception functions, which are specific, limited activities.

ii.	The vendor performs only the lockbox, payoff, and exception functions for criterion 1122(d)(2)(i).
iii.	The Servicer under criterion 1122(d)(2)(ii) makes authorized disbursements on behalf of an obligor for escrowed amounts and to investors and/or the paying agent for their disbursement to investors.
iv.	Under criterion 1122(d)(2)(ii), in specific, limited instances the tax and insurance monitoring vendors make disbursements on behalf of an obligor.
v.	The paying agent (another party participating in the servicing function (“PPSF”) for which the Servicer is not the responsible party) makes authorized disbursements to investors.
vi.	The Servicer prepares and ships the required loan documents to another PPSF that performs the custodian function.
vii.	Another PPSF performs the custodian function.
viii.	The Servicer prepares and ships the required loan documents to another PPSF that performs the custodian function.
ix.	Another PPSF performs the custodian function.
x.	The Servicer performs all of the criterion 1122(d)(4)(iv) except for the lockbox, payoff, and exception functions, which are specific, limited activities.
xi.	The vendor performs only the lockbox, payoff, and exception functions for criterion 1122(d)(4)(iv).
xii.	The Servicer performs all of the functions under criterion 1122(d)(4)(x) except for specific, limited tax and insurance monitoring activity performed by vendors.
xiii.	The vendors perform specific, limited tax and insurance monitoring functions for criterion 1122(d)(4)(x).
xiv.	The Servicer performs all of the functions under criterion 1122(d)(4)(xi) except for specific, limited tax and insurance monitoring activity performed by vendors.
xv.	The vendors perform specific, limited tax and insurance monitoring functions for criterion 1122(d)(4)(xi).
xvi.	The Servicer performs all of the functions under criterion 1122(d)(4)(xii) except for specific, limited tax and insurance monitoring activity performed by vendors.
xvii.	The vendors perform specific, limited tax and insurance monitoring functions for criterion 1122(d)(4)(xii).
xviii.	The Servicer performs all of the functions under criterion 1122(d)(4)(xiii) except for specific, limited tax and insurance monitoring activity performed by vendors.
xix.	The vendors perform specific, limited tax and insurance monitoring functions for criterion 1122(d)(4)(xiii).

Exhibit B

Material Instances of Noncompliance by the Company

Management’s assessment of compliance with the Applicable Servicing Criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB as of and for the year ended December 31, 2014, disclosed the following material noncompliance with servicing criteria 1122(d)(3)(i)(B) and 1122(d)(3)(ii):

A.	With respect to Regulation AB Item 1122(d)(3)(i)(B), certain reports to investors did not provide information calculated in accordance with the terms specified in the transaction agreements.

B.	With respect to Regulation AB Item 1122(d)(3)(ii), certain amounts due to investors were not allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

Exhibit C

Management’s Discussion on Material Instances of Noncompliance by the Company

Regulation AB Item 1122(d)(3)(i)(B) and 1122(d)(3)(ii) - In certain instances, for the 33 CMLTI securities that are part of the Platform, advances of funds on delinquent loans were stopped by the third party primary servicers due to their determination of non-recoverability under the related transaction agreements. Upon modification of such delinquent loans, the third party primary servicers capitalized the loan arrearages, increasing the loan balances. The capitalization of the delinquent principal and interest loan arrearages were reported by the Servicer as a current period scheduled payment when bringing the loan to a current payment status under the loan modification. The correct reporting of the loan payments in these instances per the transaction agreements should have been to report them as recoveries of a prior period scheduled payment on the reports to investors. Due to the misreporting of the arrearages as current period scheduled payments rather than as a recovery of prior period scheduled payments, these amounts were not remitted in accordance with the terms set forth in the transaction agreements resulting in a misallocation between classes in the transaction.

Based on Management’s review of transactions in the Platform that included modifications of loans in a stop-advance position, the misreporting described above impacted 17 CMLTI transactions (“Affected Transactions”). The total of amounts actually misreported is approximately $2.5M (related to 103 loans) out of the $1.0B in 2014 CMLTI security remittances (0.2% of total CMLTI remittances). However, the control weakness pertaining to the misreporting described above could have had a larger impact on the Affected Transactions if such transactions had been collateralized by additional loans that experienced modifications following the stopping of advances. Additionally, the control weakness described above could have potentially impacted each of the additional 16 CMLTI transactions (“Unaffected Transactions”) included in the Platform (with the total of Affected Transactions and Unaffected Transactions representing 38.4% of the total number transactions in the Platform for which the Company prepares reports to investors), if the underlying loans for the Unaffected Transactions had also experienced modifications following the stopping of advances.

Remediation actions related to the above noncompliance:

As of December 15, 2014, corrective action plans were initiated to prevent future instances of this issue. The new Master Servicer control is designed to ensure loans in a stop advance position have prior period scheduled payment collections reported as recoveries to the Security Administrator going forward. The cumulative life to date misallocations of payments will be corrected for each bond impacted, targeted for completion by June 30, 2015.